EXHIBIT 4.1

                         PNC BANK, NATIONAL ASSOCIATION
                        201 South Tryon Street, Suite 900
                               Charlotte, NC 28202

                                                                     May 1, 2006

Perma-Fix Environmental Services, Inc.
1940 N.W. 67th Place
Gainesville, Florida  32653

Attn: Dr. Louis F. Centofanti, President

Dear Dr. Centofanti:

         Reference is made to the Revolving Credit, Term Loan and Security Agreement dated as of December 22, 2000 (as amended, modified, restated or supplemented from time to time, the "Loan Agreement") among Perma-Fix Environmental Services, Inc. ("Borrower"), PNC Bank, National Association ("PNC"), the various financial institutions which are now or which hereafter become a party thereto (together with PNC, each a "Lender" and collectively, the "Lenders") and PNC as issuing bank and agent for itself and Lenders (in such capacity, "Agent"). All capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

         An Event of Default has occurred under Section 10.13 of the Loan Agreement as a result of the resignation of Richard Kelecy as Vice President and Chief Financial Officer of the Borrower (the "Resignation"). You have requested that we waive such Event of Default. We hereby waive the Event of Default which has occurred under Section 10.13 of the Loan Agreement as a result of the Change of Control arising due to the Resignation.

         Except as expressly provided herein, the execution, delivery and effectiveness of this letter shall not operate as a waiver of any of our rights, powers or remedies, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered thereunder or in connection therewith and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect.

                                                 Very truly yours,

                                                 PNC BANK, NATIONAL ASSOCIATION,
                                                  as Agent


                                                 By: /s/ Alex M. Council, IV
                                                     ---------------------------
                                                     Alex M. Council
                                                     Vice President